Exhibit 99.4

August 31, 2011
To:

WIGAM LLC
PHS Corporate Services
1313 Market St. Suite 5100
Wilmington, DE 19801, USA
Attention: Mr. Ron Lubash

Win Gaming Media, Inc.
55 Igal Alon Street, Tel-Aviv, Israel
Attention: Mr. Shimon Citron, CEO

Dear Sirs:

Reference is made to the agreement between Win Gaming Media, Inc. (the “Company”) and WIGAM LLC (“Wigam”) dated August 22, 2011 as filed with the U.S. Securities and Exchange Commission in the Company’s Current Report on Form 8-K on August 24, 2011 (the “Agreement”).

In connection with Wigam’s request to issue the Securities as such term is referred to in the Agreement purchased by Wigam under the Agreement to the undersigned, RPG FS ACQUISITION LIMITED, a company incorporated in the Republic of Cyprus ("RPG”), RPG hereby represents as follows:

1.	RPG is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 as amended.

2.	RPG hereby undertakes and makes all representations and warranties made by Wigam in the Agreement and agrees to be bound by all covenants and agreements of Wigam in the Agreement.

Furthermore, each of the shareholders of RPG hereby represents (on its own behalf and not on behalf of any other shareholder) that it is an accredited investor as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act  of 1933 as amended.

RPG FS ACQUISITION LIMITED

/s/ Alexej Havlicek
By: Alexej Havlicek
Title: Director
Address: Anemomylos Office Building, 8 Michael Karaolis Street, 1095 Nicosia, Cyprus

RON LUBASH

/s/ Ron Lubash
By: Ron Lubash
Address:

THE J ISAACS CHARITABLE TRUST

/s/ J Isaacs
By: J Isaacs
Title: Trustee
Address: 61 Conduit Street, London W1S 2GB, United Kingdom

CAROLINA ENERGY HEDGING LIMITED CO.

/s/ Marshall Winn
By: Marshall Winn
Title: Manager
Address: 44 East Camperdown Way, Greenville SC 29601

XR INVESTMENT HOLDINGS LIMITED

/s/ Richard Parsons
By: Richard Parsons
Title: Director
Address: Little Denmark Building, P.O. Box 4584, Road Town, Tortola, British Virgin Islands

By initialing the appropriate space below, RPG hereby represents that it is:

/s/ RP (initials)	is a corporation, a business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000.

______________ (initials)	is a natural person whose individual net worth, or joint net worth with his or her spouse, exceeds $ 1,000,000.

______________ (initials)
is a natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

______________ (initials)	is a trust with total assets in excess of $5,000,000, and was not formed for the specific purpose of acquiring the Shares.

/s/ AH (initials)	is an entity in which all of the equity owners fall within one of the categories set forth above.